LIQUIDITY SERVICES, INC.

CLAWBACK POLICY

Effective Date: October 1, 2023

1.
Purpose. This Clawback Policy (this “Policy”) has been adopted by the Board of Directors (the “Board”) of Liquidity Services, Inc. (the “Company”) to provide for the recovery of certain erroneously awarded incentive compensation in the event the Company is required to prepare an accounting restatement. This Policy amends, restates, and replaces in its entirety the Liquidity Services, Inc. Clawback Policy adopted as of December 22, 2014.

2.
Definitions. For purposes of this Policy:
a.
“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including the correction of an error in previously issued financial restatements that is (a) material to the previously issued financial statements, or (b) is not material to those financial statements but would result in a material misstatement if the error was corrected by way of an aggregate correction in the current period or was left uncorrected in the current period.
b.
“Erroneously Awarded Compensation” means (1) the amount of Incentive Compensation received by an Executive Officer during a Recovery Period that exceeds the amount of Incentive Compensation the Executive Officer otherwise would have received had such Incentive Compensation been determined based on the restated amounts, or (2) for Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the amount determined by the Board based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which such Incentive Compensation was received. The amounts in (1) and (2) shall be computed without regard to any taxes paid.
c.
“Executive Officer” means a current or former executive officer, as determined by the Board in accordance with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Exchange Act Rule 10D-1, and Nasdaq Stock Market Listing Rule 5608 (“Rule 5608”).
d.
“Financial Reporting Measures” means those measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (regardless of whether those measures are presented in the Company’s financial statements or any SEC filing), and any measures derived in whole or in part from such measures. For the avoidance of doubt, the Company’s stock price and total shareholder return are Financial Reporting Measures.
e.
“Incentive Compensation” means any compensation that has been granted, earned, or vested based in whole or in part upon the attainment of a Financial Reporting Measure.

f.
“Recovery Period” means (1) the three completed fiscal years of the Company immediately preceding the Restatement Date and (2) any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years that is within the scope of the recovery period described in Rule 5608.
g.
“Restatement Date” means the date the Company is required to prepare an Accounting Restatement. Such date shall be the earlier of (1) the date the Board, a committee of the Board, or the officer(s) of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (2) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
3.
Recovery of Erroneously Awarded Compensation.
a.
If the Company is required to prepare an Accounting Restatement, the Board shall review all Incentive Compensation received by any Executive Officer during the applicable Recovery Period to determine if any Erroneously Awarded Compensation has been received. For purposes of this policy, Incentive Compensation is deemed “received” in the fiscal period within which a Financial Reporting Measure specified in the Incentive Compensation award has been attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

b.
If the Board determines that an Executive Officer received Erroneously Awarded Compensation, the Company shall recover, reasonably promptly, such Erroneously Awarded Compensation. This may include providing written notice to the affected Executive Officer of the amount of Erroneously Awarded Compensation, a demand for repayment or return (as applicable), and a due date, and such other means of recovery contemplated in Section 3(c).
c.
The Company may recover Erroneously Award Compensation by requiring the affected Executive Officer to repay or reimburse the Company or by set-off, by reducing future compensation, by cancelling outstanding vested or unvested equity awards, or by such other means or combination of means as the Board determines to be appropriate to recover the total amount of Erroneously Awarded Compensation.
d.
Except as set forth in Section 4, in no event may the Company seek to recover an amount that is less than the Erroneously Awarded Compensation owed by an Executive Officer.
e.
This Policy applies to all Incentive Compensation received by a person (1) after beginning service as an Executive Officer; (2) who served as an Executive Officer at any time during the performance period for that Incentive Compensation; (3) while the Company has a class of securities listed on a national securities exchange; and (4) during the Recovery Period. For the avoidance of doubt, this Policy shall apply to all such Executive Officers who received Erroneously Awarded Compensation during the applicable Recovery Period, regardless of whether any misconduct occurred or an Executive Officer was responsible for the preparation of the Company’s financial statements. Further, the Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when restated financial statements are filed.

4.
Exceptions to Recovery of Erroneously Awarded Compensation. Notwithstanding anything herein to the contrary, the Company shall not be required to take the actions contemplated by Section 3 if the conditions set forth in Exchange Act Rule 10D-1 and Rule 5608 are met, and the Compensation Committee, or in the absence of an independent compensation committee, a majority of the independent directors serving on the Board, has made a determination that recovery would be impracticable in accordance with Exchange Act Rule 10D-1 and Rule 5608.
5.
Records. The Company shall maintain documentation relating to the Board’s review process, including any computation of the restated amounts or the Erroneously Awarded Compensation. Further, if the amount of Erroneously Awarded Compensation is determined pursuant to clause (2) of Section 2(b), the Company shall maintain documentation of any estimated Erroneously Awarded Compensation, and provide such documentation to Nasdaq.
6.
Indemnification Prohibition. Under no circumstances will the Company indemnify any Executive Officer against, or provide insurance coverage for, the loss of any Erroneously Awarded Compensation or any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive Compensation from the application of this Policy or that waives the Company’s right to recover any Erroneously Awarded Compensation. This Policy shall supersede any such agreement (whether entered into before, on, or after the Effective Date).
7.
Administration and Interpretation. This Policy shall be administered and enforced by the Board, and shall be interpreted in accordance with Section 10D of the Exchange Act, Exchange Act Rule 10D-1, and Rule 5608. Any determinations made by the Board in good faith pursuant to this Policy or otherwise made in accordance with this Policy, Section 10D of the Exchange Act, Exchange Act Rule 10D-1, and Rule 5608 shall be final and binding on all affected individuals.
8.
Other Recoupment Rights. The Board intends for this Policy to apply to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require an Executive Officer to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar additional policy adopted by the Company to supplement this Policy; any similar policy in any employment agreement, equity award agreement, or similar agreement; any compensation, incentive, or severance plan or policy; and any other remedies at law or in equity available to the Company.

9.
Severability. If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision shall be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10.
Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators, or other legal representatives.

11.
Amendment; Termination. The Board may amend or terminate this Policy at any time in its discretion. Notwithstanding anything contrary herein, no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate any federal securities laws, SEC rules, or rules of any national securities exchange on which the Company’s securities are listed.